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                                                                   EXHIBIT 4.38

                                  AMENDMENT TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           SI DIAMOND TECHNOLOGY, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "TBCA"), the undersigned Corporation adopts the following Amendment (the "Amendment") to its Amended and Restated Articles of Incorporation (the "Articles of Incorporation").

                                    ARTICLE I

         The name of the corporation is SI Diamond Technology, Inc. (the "Corporation").

                                   ARTICLE II

         The following Amendment to the Articles of Incorporation of the Corporation was adopted by unanimous written consent of the holders of the outstanding shares of the Corporation's Series F Preferred Stock dated March 17, 1998.

         The description of the terms of the Corporation's Series F Preferred Stock, as contained in the Statement of Resolutions of the Board of Directors of the Corporation Establishing and Designating Series of Preferred Stock as "Series F Preferred Stock", as filed on March 10, 1997, with the Secretary of State of the State of Texas, which is part of the Corporation's Articles of Incorporation, and as amended by the Amendment to the Articles of Incorporation, dated August 4, 1997, is hereby deleted and replaced in its entirety as follows:

                            "SERIES F PREFERRED STOCK

         Section 1. Designation, Amount, Par Value, Stated Value, Accretion Rate, Purchase Price and Certificates.

         (a) The shares of such series shall be designated as "Series F Preferred Stock" (the "Series F Preferred Stock") and the number of shares constituting the Series F Preferred Stock shall be 2,500. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series F Preferred Stock.






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         (b) Each share of Series F Preferred Stock shall have a par value of
$1.00, and a stated value (face amount) of One Thousand Dollars ($1,000) (the "Stated Value"), with an accretion rate of four percent (4%) per annum on the Stated Value as set forth herein.

         (c) The Series F Preferred Stock shall be offered at a purchase price of One Thousand Dollars ($1,000) per share.

         (d) Certificates representing the shares of Series F Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

         Section 2. Dividends.

         The Series F Preferred Stock will bear no dividends, and the holders of the Series F Preferred Stock shall not be entitled to receive dividends on the Series F Preferred Stock.

         Section 3. Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of Series F Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation with a liquidation preference subordinate to the liquidation preference of the Series A or Series E Preferred Stock, an amount per share equal to the sum of (i) $1,000 and (ii) an amount equal to four percent (4%) of $1,000 multiplied by the fraction N/365, where N equals the number of days elapsed since the issue date of the Series F Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series F Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series F Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of Series F Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series F Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. In the event of a Liquidation, the Series F Preferred Stock shall be subordinate to Series A and Series E Preferred Stock.

         (b) After payment shall have been made to the holders of the Series F Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series F Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

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         (c) A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange or transfer of all or any part of the assets of the Corporation which shall not in fact result in the Liquidation (in whole or in part) of the Corporation and the distribution of its assets to its shareholders shall not be deemed to be a Liquidation (in whole or in part) of the Corporation.

         Section 4. Conversion.

         The record Holders of this Series F Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

         (a) Right to Convert.

         The record Holders of each share of Series F Preferred Stock shall be entitled, as set forth below, and subject to the restrictions on conversion set forth in Section 4(e) below, to convert the shares of Series F Preferred Stock held by such Holder into that number of fully-paid and nonassessable shares of the Corporation's Common Stock (the "Conversion Shares") at the Conversion Rate as set forth below.

         (b) Mechanics of Conversion.

         Each holder of Series F Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice ("Conversion Notice") via telecopy (facsimile) on a business day, during business hours in Austin, Texas, to the Corporation, and a facsimile of the Conversion Notice shall be transmitted to the Corporation's Transfer Agent at the same time as transmission is made to the Corporation. On the same day, the original Conversion Notice shall be delivered to the Corporation, but the certificate(s) representing the Series F Preferred Stock for which conversion is elected, shall be delivered to the Transfer Agent by international courier, duly endorsed. The later of the date upon which the Corporation receives the original Conversion Notice or the date the Transfer Agent receives the Certificates representing the Series F Preferred Stock for which conversion is elected, shall be a "Notice Date."

         Upon receipt by the Corporation of a Conversion Notice, as provided above, the Corporation shall immediately send to the holder, via telecopy (facsimile), a confirmation of receipt of the Conversion Notice which shall specify that the Conversion Notice has been received and the name and telephone number of a contact person at the Corporation whom the holder should contact regarding information related to the conversion. The Corporation shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such holder of Series F Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid; provided that the original shares of Series F Preferred Stock to be converted are received by the transfer agent or the Corporation within three (3) business days after the receipt of the original Conversion Notice and the person(s) entitled to receive the



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shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on the Notice Date. If the original certificate(s) representing the shares of Series F Preferred Stock to be converted are not received by the transfer agent or the Corporation within three (3) business days after the receipt of the original Conversion Notice, the Conversion Notice shall become null and void.

         (c) Conversion Dates.

         Subject to the restrictions on conversion set forth in Section 4(e) below, the shares of Series F Preferred Stock shall become convertible into shares of Common Stock at any time. The date on which a Conversion Notice is transmitted by facsimile to the Corporation shall be referred to as a "Conversion Date."

         (d) Conversion Formula/Conversion Price.

         Each share of Series F Preferred Stock shall be convertible into the number of shares of Common Stock in accordance with the following formula (the "Conversion Formula"):

         Number of shares of Common Stock issued upon conversion of one share of Series F Preferred Stock

                          =         [(.04) x (N/365) x (1,000)] + 1,000
                                    ------------------------------------
                                            Conversion Price

  where

                  N       = the number of days between (i) the issue date of the
                            Series F Preferred Stock being converted, and (ii) the Notice Date.

                  Conversion Price = the average of the Closing Bid Price for the calendar month prior to the date of the receipt of the Conversion Notice to the Company via telecopy (facsimile), except the first installment convertible in the month of March 1998, for February 1998, shall be convertible immediately at $.15 per share of Common Stock.

         For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the OTC Bulletin Board, or if no longer traded thereon, the closing bid price on the principal national securities exchange on which the Common Stock is so traded.

         (e) Restrictions on Conversion.

                  (i) Notwithstanding the foregoing in this Section 4, the conversion of Series F Preferred Stock by each Holder of Series F Preferred Stock pursuant to Section 4(a) above shall be limited as follows:



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                           (1) Each Holder shall only be entitled to convert by
                           submitting a Conversion Notice up to one-sixth (16.667%) of the aggregate number of shares of Series F Preferred Stock held by such Holder as of March 17, 1998, in equal monthly installments beginning with March 1998 and ending August 31, 1998. These shares shall be converted at the Conversion Price as calculated pursuant to Section 4(d) of this Statement of Resolutions, as amended to date.

                           (2) If a Holder of Series F Preferred Stock does not exercise his right to convert any one-sixth portion of the Series F Preferred Stock held by such Holder in any month between March 17 and August 31, 1998, such Holder may, in addition to the one-sixth portion for such month, at any time prior to August 31, 1998, submit a Conversion Notice for such prior month's portion or portions which have not been converted at the same price as would have applied should such one-sixth portion or portions been converted pursuant to the terms of Section 4(e)(i). However, after August 31, 1998, the Holders of any left over one-sixth portions of Series F Preferred Stock, which were not converted prior to August 31, 1998, may convert any such one-sixth portion or portions (with a maximum of one-sixth of the shares originally held being converted per month) at the Conversion Price that is equal to the average of the Closing Bid Price for the calendar month prior to the date of receipt of the Conversion Notice relating to such portion converted after August 31, 1998.

                  (ii) Consideration for Restrictions on Conversion Pursuant to
                  Section 4(e)(i).

                           For shares of Series F Preferred Stock submitted to
                  the Company under the terms of Section 4(e)(i), the Company shall have the option of redeeming the shares submitted upon a notice to the Holders within one (1) business day of the receipt of the original Conversion Notice from the Holder exercising the rights of Section 4(e)(i) by sending a facsimile notice thereof to the Holder. The Company shall also have the option of redeeming all remaining outstanding shares of Series F Preferred Stock at any time upon one (1) business day's notice to the Holder of the Series F Preferred Stock. The Company may redeem the Series F Preferred Stock by payment, in whole or in part, by wire transfer to the Holder's account. If the Company does exercise its option to redeem, the redemption price shall be the equivalent of 107.5% of the original value of the Series F Preferred Stock and shall be paid in cash or good funds in U.S. dollars. The payment of any redemption price pursuant to the terms of this provision shall be delivered to the Holder of Series F Preferred Stock by the later of ten (10) business days from the receipt by such Holder of Series F Preferred Stock of notice of redemption by the Company or one (1) business day after receipt by the Company's transfer agent of the shares of the Series F Preferred Stock to which such redemption is applicable. If the payment of any redemption price is not timely made, the Company's redemption shall be null and void and the Company shall not have the


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                  right to effectuate a redemption during that calendar month and the immediately following calendar month.

                  (iii) Any shares of Common Stock issued pursuant to these provisions shall be included in the Registration Statement which covers the shares of Common Stock into which the Series F Preferred Stock are convertible. The Company shall keep the Registration Statement current for a period of two (2) years from March 17, 1998. The Company shall within sixty (60) days of March 17, 1998, file such necessary amendments to the existing Registration Statement to register not less than 150% of the number of shares into which the Series F Preferred Stock would be convertible on the date of filing such amended Registration Statement. Such Registration Statement, as amended, shall also state that, in accordance with Rules 416 and 457 of the Securities Act of 1933, it shall cover such indeterminate number of additional shares as may become issuable upon conversion of the Series F Preferred Stock.

                  (iv) The Company is under no present or future obligation to renegotiate any conversion terms of its Series F Preferred Stock with the Holders thereof.

         (f) Lost or Stolen Certificates.

         Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, destruction, theft or mutilation of any Series F Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series F Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series F Preferred Stock Certificates if the holder thereof contemporaneously requests the Corporation to convert such Series F Preferred Stock into Common Stock, in which event the Corporation shall be entitled to rely on an affidavit of loss, destruction or theft of the Series F Preferred Stock Certificate (and the receipt of indemnity or security reasonably satisfactory to the Corporation) or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

         (g) Automatic Conversion.

         Each share of Series F Preferred Stock outstanding on March 10, 1999 shall be converted automatically into Common Stock on such date in accordance with the Conversion Formula and the Conversion Price then in effect, and March 10, 1999 shall be deemed to be the Notice Date and Conversion Date with respect to such conversion.

         (h) No Fractional Shares.


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         If any conversion of the Series F Preferred Stock would create a fractional share of Common Stock, no fractional shares shall be issued, and an equivalent of the fractional share shall be paid in cash.

         (i) Reservation of Stock Issuable Upon Conversion.

         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (j) Adjustment to Conversion Price.

                  (1) If, prior to the conversion of all shares of Series F Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

                  (2) If, prior to the conversion of all shares of Series F Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of Series F Preferred Stock shall thereafter have the right to purchase and receive upon conversion of shares of Series F Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of shares of Series F Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series F Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series F Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities

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         thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series F Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series F Preferred Stock may be entitled to purchase.

                  (3) If any adjustment under this subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, no fractional shares shall be issued upon conversion, and an equivalent of the fractional share shall be paid in cash.

         Section 5.  Voting Rights.

         Except as otherwise provided below or by the Texas Business Corporation Act, the holders of the Series F Preferred Stock shall have no voting power whatsoever, and no holder of Series F Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the Board of Directors or the shareholders.

         Notwithstanding the above, the Corporation shall provide holders of the Series F Preferred Stock ("Holders") with notification of any meeting of the shareholders regarding any major corporate events affecting the Corporation. In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to the Holders, at least ten (10) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that, under Texas law, the vote of the Holders, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series F Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the shares as required by Texas law of Series F Preferred Stock (except as otherwise may be required under Texas law) shall constitute the approval of such action by the class. To the extent that under Texas law the Holders are entitled to vote on a matter with the holders of Common Stock, voting together as one (1) class, each share of Series F Preferred Stock shall be entitled to a number of votes equal


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

to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. The Holders shall also be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

         Section 6. Protective Provisions.

         So long as shares of Series F Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series F Preferred Stock:

         (a) alter or change the rights, preferences or privileges of the Series F Preferred Stock so as to affect adversely the Series F Preferred Stock;

         (b) create any new class or series of stock or issue any capital stock senior to or having a preference over or parity with the Series F Preferred Stock with respect to payments upon Liquidation or increase the number of authorized shares of Series F Preferred Stock or change the Stated Value thereof; or

         (c) do any act or thing not authorized or contemplated by this Resolution which would result in taxation of the holders of shares of the Series F Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         Section 7. Status of Converted Stock.

         In the event that any shares of Series F Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series F Preferred Stock.

         Section 8. Taxes.

         All shares of Common Stock issued upon conversion of Series F Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series F Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series F Preferred Stock so converted were registered, and no such issue or



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delivery shall be made unless and until the person requesting such transfer has paid to the Corporation that such tax has been paid or that no such tax is payable."



                                   ARTICLE III

         Pursuant to Article 4.03(C) of the TBCA, 1081 shares of Series F Preferred Stock of the Corporation were outstanding on the date referenced above and entitled to vote on the amendment described in Article II.



                                   ARTICLE IV

         The number of shares voted for and against the Amendment described in
Article II above, by series, is as follows:

         SERIES                      FOR         AGAINST        ABSTAIN
         ------                      ---         -------        -------
  Series F Preferred Stock           1081           0              0


                                    ARTICLE V

         This Amendment does not involve any reclassification or cancellation of any issued shares of the Corporation.


                                   ARTICLE VI

         This Amendment does not effect a change in the amount of stated capital of the Corporation.

         IN WITNESS WHEREOF, the undersigned has executed this Amendment to Amended and Restated Articles of Incorporation of SI Diamond Technology, Inc. as of March 24, 1998.

                                       SI DIAMOND TECHNOLOGY, INC.



                                       By  /s/ Douglas P. Baker
                                         --------------------------------------
                                               Douglas P. Baker
                                            Senior Vice President



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